EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Anworth Mortgage Asset Corporation

Santa Monica, California

We consent to the incorporation by reference in Registration Statement on Form S-3 (No. 333-115392, No. 333-143173, No. 333-150210 and No. 333-164046) and Form S-8 (No. 333-70478, No. 333-96563, No. 333-104227 and No. 333-129528) of Anworth Mortgage Asset Corporation of our reports dated February 25, 2011, relating our audits of the consolidated financial statements, the financial statement schedule and internal control over financial reporting, which appear in this Annual Report on Form 10-K of Anworth Mortgage Asset Corporation for the year ended December 31, 2010.

McGladrey & Pullen, LLP

Irvine, California

February 25, 2011